Exhibit 10.2
NON-COMPETE AGREEMENT
     THIS NON-COMPETE AGREEMENT (the “Agreement”) is entered into effective as of this 7th day of July, 2005 between Sterling Bancshares, Inc., a Texas corporation (“Sterling”), and Max W. Wells (the “Key Company Official”).
     WHEREAS, simultaneously with the execution of this Agreement, Sterling, SBPB, Inc., a Texas corporation and a wholly owned subsidiary of Sterling (“Merger Sub”), and Prestonwood Bancshares, Inc., a Texas corporation (the “Company”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Company will merge (the “Merger”) with Merger Sub at the Effective Time; and
     WHEREAS, after the Merger, Sterling intends to (a) effect the merger of the Company and Prestonwood Bancshares Nevada, Inc., a Nevada corporation and wholly owned subsidiary of the Company, with and into Sterling Bancorporation, Inc., a Delaware corporation and a direct wholly owned subsidiary of Sterling (“Bancorporation”), with Bancorporation as the surviving corporation, and (b) effect the merger of The Oaks Bank & Trust Company, an indirect wholly owned subsidiary of the Company, with and into Sterling Bank, an indirect wholly owned subsidiary of Sterling (“Sterling Bank”), with Sterling Bank as the surviving bank; and
     WHEREAS, the Key Company Official is a shareholder of the Company and also serves as an officer of the Company; and
     WHEREAS, the Key Company Official will, as a result of his equity ownership interest in the Company, be receiving substantial consideration from the Merger of the Company with Merger Sub; and
     WHEREAS, Sterling has required, as a condition to its execution of the Merger Agreement, the Key Company Official to execute and deliver this Agreement; and
     WHEREAS, the Key Company Official, through his association with the Company, has obtained knowledge of the trade secrets, customer goodwill, and proprietary information of the Company and its business, which trade secrets, customer goodwill, and proprietary information constitute a substantial asset to be acquired by Sterling; and
     WHEREAS, the Key Company Official, for the consideration set forth below and the consideration to be received in connection with the Merger, has agreed to, and does hereby enter into this Agreement on the terms and conditions set forth below.
     NOW, THEREFORE, in consideration of the foregoing and the premises, representations, and mutual covenants hereinafter set forth, the parties do hereby agree as follows:
     1. Defined Terms. Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Merger Agreement.

     2. Consideration. In consideration of the covenants and agreements of the Key Company Official contained herein, Sterling hereby agrees to pay the Key Company Official as follows:
     (a) The consideration stated in the Merger Agreement for the Key Company Official’s equity in the Company.
     (b) If Key Company Official accepts employment with Sterling, Bancorporation, Sterling Bank, the Company, The Oaks Bank & Trust Company or any of their respective wholly-owned direct or indirect Subsidiaries (each, a “Sterling Entity”, and together, the “Sterling Entities”) then the Sterling Entities promise to disclose and provide access to certain Confidential Information (as herein defined) of the Sterling Entities.
     (c) Upon the execution of this Agreement, Sterling shall and does hereby pay to the Key Company Official the sum of $1,000.
     (d) Upon the Closing of the Merger and Key Company Official’s acceptance of employment with any Sterling Entity, Sterling shall pay and deliver to the Key Company Official the following:
A closing bonus of $25,000 cash and a restricted shares stock agreement issued pursuant to Sterling’s 2003 Stock Incentive and Compensation Plan granting to the Key Company Official an opportunity to acquire 3,000 shares of Sterling Common Stock on the Key Company Official’s date of hire with Sterling Bank. The grant of such 3,000 shares of restricted stock shall vest 25% per annum over a period of four years and shall otherwise be subject to the terms and conditions of Sterling’s 2003 Stock Incentive and Compensation Plan.
     3. Non-Competition. Key Company Official acknowledges that contemporaneous with the execution of this Agreement, Sterling is providing Key Company Official with valuable consideration stated in paragraph 2. Key Company Official’s non-competition obligations are ancillary to the Merger Agreement, Sterling’s agreements to provide the consideration stated in paragraph 2, and other agreements provided herein that are enforceable at the time this agreement is made. In order to protect Sterling’s interests in the Merger and the consideration that Sterling is providing and will provide Key Company Official if any Sterling Entity employs Key Company Official, Sterling and Key Company Official agree to the following non-competition provisions. The Key Company Official covenants and agrees that from the Closing Date and for the Applicable Period (as hereinafter defined) after the Closing Date, he shall not:
     (a) directly or indirectly, own, manage, operate, control, invest or acquire an equity interest in any entity located or conducting business in Dallas County or Collin County, Texas, or should Key Company Official accept employment with a Sterling Entity after the Closing, any other county in which Key Company Official’s office was located in the twelve months prior to termination of employment with a Sterling Entity, and any county contiguous to such counties (Dallas County, Collin County and such other counties are herein collectively called, the “Territory”), in each case which competes with the banking, lending, deposit taking, and related banking and trust services business (“Financial Institution Business”) conducted in the Territory by any Sterling Entity; provided that Key Company Official shall not be deemed to be in violation of this Section 3(a) should Key Company Official be employed in a location outside the Territory by a business (including, without limitation, a business with office(s) inside the Territory) (even if such business competes with the Financial Institution Business or other business conducted by any Sterling Entity in the Territory) so long as Key Company Official does not otherwise violate the purpose and intent of the provisions of this paragraph 3 by competing with the Financial Institution Business conducted by any Sterling Entity in the Territory;
     (b) engage in or carry on, either directly or indirectly, whether for himself or as an employee, officer, director, agent, consultant, proprietor, partner, stockholder, member, joint venturer, investor, or other paid participant in any business within the Territory which competes with the Financial Institution Business conducted in the Territory by any Sterling Entity; provided that Key Company Official shall not be deemed to be in violation of this Section 3(b) should Key Company Official be employed in a location outside the Territory by a business (including, without limitation, a business with office(s) inside the Territory) (even if such business competes with the Financial Institution Business or other business conducted by any Sterling Entity in the Territory) so long as Key Company Official does not otherwise violate the purpose and intent of the provisions of this paragraph 3 by competing with the Financial Institution Business conducted by any Sterling Entity in the Territory;
     (c) directly or indirectly request any customer or borrower of any Sterling Entity or any other person which has a business relationship with any Sterling Entity to curtail, cancel, or otherwise discontinue its business or relationship with any such Sterling Entity; or
     (d) directly or indirectly denigrate or in any manner undertake to discredit any of the Sterling Entities or any person or operation associated with any Sterling Entity.
     Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit the Key Company Official from (i) owning not more than one percent (1%) of any corporation the securities of which are traded on a national securities exchange or market and which is engaged in a business which is in competition with any Sterling Entity, or (ii) owning an interest in The Oaks Trust Company or in serving as an officer or director of such company or in servicing accounts of family members of the Key Company Official at The Oaks Trust Company.
     The non-competition obligations stated herein are not dependent on Sterling’s employment of Key Company Official with any Sterling Entity. The primary purpose of this Agreement including the non-competition provision is to effectuate the Merger.
     If Key Company Official accepts employment with a Sterling Entity, Key Company Official warrants that Key Company Official is not a party to any other restrictive agreement limiting Key Company Official’s activities for the Sterling Entities. Key Company Official further warrants that at the time of the signing of this Agreement, Key Company Official knows of no written or oral contract or of any other impediment that would inhibit or prohibit his employment with the Sterling Entities and that Key Company Official will not knowingly use any trade secret, confidential information, or other intellectual property right of any other party in the performance of Key Company Official’s duties as an employee should he accept employment with a Sterling Entity.
     4. Non-Solicitation. From the Closing Date and for the Applicable Period after the Closing Date, the Key Company Official covenants and agrees not to directly or indirectly solicit the employment of the executive officers or key employees of the Sterling Entities; provided, however, that this Agreement shall not prohibit (a) any advertisement or general solicitation that is not specifically targeted at such officers or employees, or (b) soliciting the employment of any such officer or employee who has been terminated by any Sterling Entity except Key Company Official may not solicit any such officer or employee who voluntarily terminated employment or who any Sterling Entity terminated for “Cause” within six months of Key Company Official’s termination of employment from any Sterling Entity.
     5. Confidentiality. The Key Company Official shall not disclose to any person, or use or otherwise exploit for his own benefit or for the benefit of any person other than a Sterling Entity, any Confidential Information (as defined below). The Key Company Official shall have no obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law, judicial or governmental order or other legal process; provided, however, that in the event such disclosure is required, the Key Company Official shall, to the extent reasonably practicable, provide Sterling with reasonably prompt notice of such requirement, so that Sterling may seek an appropriate protective order or waive compliance with this provision with respect to such disclosure. For purposes of this Agreement, “Confidential Information” shall mean any confidential information with respect to the conduct or details of the business of Sterling and any Sterling Entity including, without limitation, information relating to its commercial and retail banking services, mortgage banking services, commercial and consumer loans, merchant credit card services, its methods of operation, customer and borrower lists, customer account information, deposits, outstanding loans, products (existing and proposed), prices, fees, costs, plans, technology, inventions, trade secrets, know-how, software, marketing methods, policies, personnel, suppliers, competitors, markets or other specialized information or propriety matters of the Sterling Entities. The term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the date of this Agreement or (b) becomes generally available to the public other than as a result of a disclosure by the Key Company Official in violation of this Agreement; (c) was or becomes available to the Key Company Official on a non-confidential basis from a source other than a Sterling Entity or its representatives, provided that to the knowledge of the Key Company Official, after due inquiry, such source is not prohibited from disclosing such information to the Key Company Official by a contractual, legal or fiduciary obligation to a Sterling Entity or its representatives; or (d) is independently developed by the Key Company Official without violating his obligations hereunder or as an employee of a Sterling Entity.
     6. Applicable Period.

     (a) The Applicable Period shall commence upon the Closing Date and shall end on either the later of: (i) three years following the Closing Date regardless of whether or not Key Company Official commences employment with any Sterling Entity or (ii) if Key Company Official commences employment with any Sterling Entity, three months following the effective date of the termination of the Key Company Official’s employment from any Sterling Entity based on either the Key Company Official’s voluntary termination of employment without “Good Reason” (as defined below) or Key Company Official’s termination of employment for “Cause” (as defined below). If Key Company Official commences employment with any Sterling Entity and any Sterling Entity terminates the employment of the Key Company Official for any reason other than for Cause or if the Key Company Official voluntarily terminates employment for Good Reason, then the Applicable Period shall terminate three years following the Closing Date.
     (b) For purposes of this Section, “Cause” shall mean the Key Company Official (i) continually fails adequately to perform the duties reasonably required of him as an employee as determined by the Sterling Entity for which he works and after thirty days written notice of the specific failure, Key Company Official fails to adequately correct the performance of duties as reasonably determined by the Sterling Entity for which he works; (ii) breaches any material provision of this Agreement; or (iii) violates any material rule, policy, or practice of the Sterling Entity for which he works and that is generally applicable to all employees of that Sterling Entity.
     (c) For purposes of this Section, “Good Reason” shall mean
     (i) the assignment to the Key Company Official of any duties materially inconsistent in any respect with the Key Company Official’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by the terms of the offer letter dated July 7, 2005 (“Offer Letter”) or any other action by a Sterling Entity which action results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated insubstantial and inadvertent action not taken in bad faith and which is remedied by Sterling promptly after receipt of written notice thereof given by the Key Company Official;
     (ii) any termination or material reduction of a material benefit under any Employee Benefit Plan in which the Key Company Official participates unless (A) there is substituted a comparable benefit that is economically substantially equivalent to the terminated or reduced benefit prior to such termination or reduction or (B) benefits under such Employee Benefit Plan are terminated or reduced with respect to all employees previously granted benefits thereunder (a reduction in annual base salary in excess of ten percent (10%) in any one calendar year shall be deemed to be a material reduction of a material benefit and provided that the initial annual base salary shall be the amount specified in the Offer Letter);

     (iii) the relocation or transfer of the Key Company Official’s office to a location outside of Dallas County or Collin County, Texas or any county contiguous to such counties without the Key Company Official’s written consent; or
     (iv) without limiting the generality of the foregoing, any material breach by a Sterling Entity of any other written agreement between the Key Company Official and such Sterling Entity.
For purposes of this Agreement, “Employee Benefit Plan” shall mean each written plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, and whether or not legally binding, including each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each “Multiemployer Plan” within the meaning of Section 3(37) or 4001(a)(3) or ERISA.
     (d) The Applicable Period shall end immediately upon the sale of the Company or Sterling Bank, or their respective successors, by any Sterling Entity to a non Sterling Entity after the Closing Date, the direct or indirect (by operation of law or otherwise) closing, sale or other disposition of all banking locations of all Sterling Entities in Dallas County or Collin County, Texas, or a Change in Control as defined below.
     (e) Sterling shall cause Sterling Bank to offer Key Company Official employment prior to the effective date of the Merger and if s/he accepts employment, her/his employment shall continue for an indefinite period of time. The Key Company Official acknowledges that any employment with any Sterling Entity is solely “at-will” and either party may terminate the employment relationship at any time, with our without Cause. The Key Company Official also acknowledges that nothing in this Agreement, any Sterling Entity handbook or any other similar writing can change the Key Company Official’s “at-will” status and that no supervisor, manager, or other employee of any Sterling Entity has the authority to change the “at-will” status of the Key Company Official’s employment except that the “at-will” employment relationship may be changed if it is specifically set forth in writing and signed by the Chief Executive Officer of Sterling.
7. Other Agreements.
     (a) Subject to the immediately following sentence, the parties to this Agreement further agree that to the extent the covenants contained in Sections 3, 4 or 5 are held by any court or other constituted legal authority to be unenforceable, then the parties shall consider this Agreement to be amended, modified, and reformed to be enforceable to the maximum extent permitted by law, and, to the extent permissible by law, the terms and provisions hereof shall remain in full force and effect as originally written. The parties to this Agreement further agree that to the extent any of the foregoing restrictive covenants should be held by any court or other constituted legal authority to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then the parties shall consider such covenant to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court or other constituted legal authority, and, as to all other jurisdictions or political subdivisions thereof, such covenant shall remain in full force and effect as originally written.
     (b) The Key Company Official acknowledges that each of the restrictions set forth in Sections 3 and 4 is reasonable as to time, geographic area, or scope of activity.
     (c) The Key Company Official understands that the Sterling Entities will not have an adequate remedy at law for the breach or threatened breach by the Key Company Official of any one or more of the covenants set forth in this Agreement and agrees that in the event of any such breach or threatened breach, Sterling may, in addition to the other remedies which may be available to it, file a suit in equity to enjoin the Key Company Official from the breach or threatened breach of such covenants.
     8. Termination. In addition to the provisions of Section 6 above, this Agreement shall terminate and be of no further force and effect upon the occurrence of the following:
     (a) the termination of the Merger Agreement pursuant to its terms prior to the consummation of the transactions contemplated thereby,
     (b) the direct or indirect (by operation of law or otherwise) closing, sale or other disposition of all banking locations of all Sterling Entities in Dallas County or Collin Counties, Texas; or
     (c) a Change of Control.
     For purposes of this Agreement, a “Change of Control” means (i) the acquisition by any individual, person, entity or group (within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 50% or more of either the then outstanding shares of common stock of Sterling or Sterling Bank or the combined voting power of the then outstanding voting securities of Sterling or Sterling Bank entitled to vote generally in the election of directors; or (ii) approval by the stockholders of Sterling or Sterling Bank of (A) a reorganization, merger, consolidation, share exchange, or similar form of reorganization of Sterling or Sterling Bank with respect to which the individuals and Persons who were the respective beneficial owners of the common stock and voting securities of Sterling immediately prior to such reorganization, merger, or consolidation do not, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Person resulting from such reorganization, merger or consolidation, (B) a complete liquidation or dissolution of Sterling, or (C) the sale or other disposition of all or substantially all of Sterling’s or Sterling Bank’s assets.

     In the event of a Change of Control as defined above and in conjunction with the terms of Sterling’s 2003 Stock Incentive and Compensation Plan, any outstanding shares and/or options granted under the plan would immediately become fully vested.
     9. Notice. Any notice, or other communication provided or permitted in this Agreement must be given in writing and may be served by depositing same in the United States mail in certified or registered form, postage prepaid, addressed to the party or parties to be notified with return receipt requested, or by delivering the notice in person to such party or parties or by a nationally recognized overnight service. Unless actual receipt is required by any provision of this Agreement, notice deposited in the United States mail in the manner herein prescribed shall be effective on dispatch. For purposes of notice, the address of the Key Company Official shall be as follows:
Max W. Wells

     The address of Sterling and any Sterling Entity shall be:
Sterling Bancshares, Inc.
2550 North Loop West, Suite 600
Houston, Texas 77092
Attn: President and Chief Executive Officer
     Sterling shall have the right from time to time and at any time to change its address and shall have the right to specify as its address any other address by giving at least ten (10) days written notice to the Key Company Official. The Key Company Official shall have the right from time to time and at any time to change his address and shall have the right to specify as his address any other address by giving at least ten (10) days written notice to Sterling.
     10. Controlling Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas (without giving effect to conflicts of laws principles thereof).
     11. Entire Agreement. This Agreement, and the ancillary agreements specifically referenced in this Agreement, contain the entire agreement of the parties with respect to the subject matter hereof. The Agreement may not be changed orally or by action or inaction, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. No failure by either party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement. Paragraph and section headings contained in this Agreement are provided for convenience and reference only, and do not define or affect the meaning, construction, or scope of any of the provisions of this Agreement.

     12. Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all remaining provisions of this Agreement shall remain in full force and effect.
     13. Benefit and Burden; Assignment. This Agreement may not be assigned by either party without the written consent of the other party hereto. This Agreement shall be binding upon, and inure to the benefit of, any permitted successors and assigns of the parties hereto.
     14. Voluntary Agreement. The Key Company Official acknowledges that he has been given an opportunity to review the terms of this Agreement, that he has been given an opportunity to consult with counsel, or determined that such consultation is not required, and that he has executed this Agreement voluntarily.
     15. Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.
[Signature Page Follows]

     EXECUTED to be effective as of the date first above written.

STERLING BANCSHARES, INC.

By:	/s/ J. Downey Bridgwater

Name: J. Downey Bridgwater
Title: President and Chief Executive Officer

KEY COMPANY OFFICIAL

/s/ Max W. Wells

Max W. Wells